Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.
Exhibit 10.36

MASTER SERVICES AGREEMENT (MSA)

(BPO, Professional IT and Engineering Services)

THIS MSA is made by and between the following parties (each individually referred to as a “Party” and jointly as “the Parties”) and is effective as of: January 1, 2017 (the “Effective Date”).

GENERAL ELECTRIC INTERNATIONAL, INC. (“GE”) a Delaware corporation with the following principal business address: 41 Farnsworth St. Boston, MA 02210	GENPACT INTERNATIONAL, INC (“SP”) A Delaware Corporation with the following principal business address: 42 Old Ridgebury Road First Floor Fairfield, CT 06431

GE Notice Information:	SP Notice Information:
GE Notice Contact: [**] GE Notice Contact Phone: [**] GE Notice Contact Email: [**] Also send a written copy of any notices to: GE LEGAL – Contact/Address/Email: [**]	SP Notice Contact: [**] SP Contact Phone: [**] SP Contact Email:[**] Also send a written copy of any notices to: SP LEGAL – Contact/Address/Email: [**]

The Parties agree that the information above shall be used for the purpose of making any required notices. Capitalized terms are as defined in SCHEDULE MS1 and in applicable Schedules. All Schedules, SOWs, COs, and policies set forth herein are incorporated by reference into the MSA and are collectively known as the “MSA”. Any references to Supplier shall mean SP. Any references to Supplier Personnel shall mean SP Personnel.

MANDATORY SCHEDULES (MS)

☒   SCHEDULE MS1 - General Terms and Conditions (GTC)

☒   SCHEDULE MS2 - GE Privacy and Data Protection Appendix (PDPP)

☒   SCHEDULE MS3 - Required SP and SP Personnel Insurance Coverage (INS)

☒   SCHEDULE MS4 – Personnel Background Check Requirements (BC)

☒   SCHEDULE MS5 – Batched Payments and Accelerated Payment Terms

☒   SCHEDULE MS6 – Local Implementation Template (LI)

☒   SCHEDULE MS7 - Business Continuity Requirements (BCR)

☒   SCHEDULE MS8 – Statement of Work Template (SOW)

☒   SCHEDULE MS9 – Step-In Rights

☒   SCHEDULE MS10 – Change Order Template (CO)

(Prior to the commencement of any BPO, Professional IT or Engineering services, the Parties shall negotiate in good faith with respect to the applicable function specific schedules and execute the same. Upon execution, the applicable function specific schedule shall be governed by and incorporated into this MSA).

ADDITIONAL FUNCTION SPECIFIC SCHEDULES (FS)

SCHEDULE FS1 –	BPO Services
SCHEDULE FS2 –	Professional IT Services
SCHEDULE FS3 –	Engineering Services

IN WITNESS WHEREOF, the Parties have caused the MSA to be executed by their duly authorized representatives as of the Effective Date.

GENERAL ELECTRIC INTERNATIONAL, INC.	GENPACT INTERNATIONAL, INC
By:	By: /s/ Victor Guaglianone
Printed Name: James P. Otis	Printed Name: Victor Guaglianone
Title: GO-S IT Professional Services Leader	Title: SVP
Date: December 21, 2016	Date: 12/22/16

GENERAL TERMS AND CONDITIONS OF SERVICE

Schedule MS1

1.DEFINITIONS

a.“Agreement” means these General Terms and Conditions of Service.

b.“Affiliate” means any entity which directly or indirectly Controls, is Controlled by, or is under common Control of a Party to this agreement.

c.“Circumvent” means to directly or indirectly, including assisting any related or third party to (i) solicit, induce or influence or attempt to solicit, induce or influence any Contacts to terminate, reduce the extent of, discourage the development of or otherwise harm its, his or her relationship or contract with GE or any GE Affiliate, or (ii) in any fashion directing business or opportunities with a Contact away from GE or any GE Affiliate.

d.“Confidential Information” means any and all information, data and materials disclosed or provided by one Party to the other, in any medium, that the disclosing Party designates as confidential, whether by marking, orally, or by other means, at the time of or promptly after disclosure, or, if not so designated, that the receiving Party would reasonably be expected to assume is confidential due to its nature. Confidential Information shall include, without limitation, all information, data and materials disclosed to SP and SP Personnel in any SOW and in any other writing whether electronically, orally, visually and/or observed while on the premises of GE or any GE Affiliate, its customers and/or that which is developed as a result of performance of the Services. Confidential Information shall also include, without limitation, GE Data, GE Materials, and each Party’s ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how, technical information of any kind whatsoever, trade secrets and other confidential, secret or proprietary matters, as well as Controlled Data, GE Restricted Data, Personal Data and Sensitive Personal Data as defined in the GE Privacy and Data Protection Appendix referenced in Section 11.g.

e.“Contacts” mean customers, contractors, vendors, consultants, programmers, manufacturers and inventors of a Party.

f.“Control” means the possession of the power (by voting, under a charter, by agreement or otherwise) to conduct the affairs of another entity or to direct or cause the direction of the management and the policies of another entity.

g.“Deliverables” means all data, reports, communications, materials, Work Product, deliverables, information, project status reports, innovations, inventions, software, code, documentation, artwork, images, videos, presentations, or discoveries (whether or not patentable, trademarkable or copyrightable), in any medium, conceived, reduced to practice, made or developed by SP solely or jointly with others or otherwise provided by SP, SP Personnel or on their behalf, by or to GE in connection with the Services.

h.“Disabling Device” means any software, hardware, device, technology or other means, the purpose or effect of which is to: (A) permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner, any (i) computer, software, firmware, hardware, system or network, or (ii) any application or function of any of the foregoing or the integrity, use or operation of any data processed thereby; or (B) prevent GE or any authorized user from accessing or using the Services as intended by this MSA, and includes any virus, timer, clock, counter, time lock, time bomb, Trojan horse, worm, file infector, boot sector infector or other limiting design, instruction or routine that could, if triggered, erase data or programming or cause the resources to become inoperable or otherwise incapable of being used in substantially the same manner for which such resources were intended to be used. The term “Disabling Device” shall not include any tool of SP or its third-party licensors that is disclosed to GE and that disables the access at the end of the subscription term as set forth in the agreed upon specifications of the applicable software.

i.“Fees” means the rates and prices payable to SP in consideration of the performance of the Services as specified in the applicable SOW or PO and subject to payment terms, including MS5 – Accelerated Payment Terms, discounts, pre-negotiated rates, rebates and set-off rights.

j."GE Data" means any and all information, data, materials, works, expressions or other content of GE or a GE Affiliate that is provided to SP or produced or developed in connection with the Services, including any that (a) are uploaded, submitted, posted, transferred, transmitted or otherwise provided or made available by or on behalf of GE or any authorized user for processing by or through systems of SP or SP Personnel, (b) are collected, downloaded or otherwise received by SP or SP Personnel for GE or any authorized user pursuant to this MSA or at the written request or instruction of GE or such authorized user, or (c) meets the definition of GE Data, Controlled Data, GE Restricted Data, Personal Data and Sensitive Personal Data as set forth in the GE Privacy and Data Protection Appendix referenced in Section 11.g. All output, copies, reproductions, improvements, modifications, adaptations, translations and other derivative works of, based on, derived from or otherwise using any GE Data are themselves also GE Data.

k.“GE Materials” means all Materials related to GE, its Affiliates, customers and other suppliers and personal property that is furnished, disclosed or otherwise made available to SP, directly or indirectly, by or on behalf of GE pursuant to the Agreement and all Intellectual Property Rights therein.

l.“Indemnitees” means a Party and its Affiliates and each of their employees, shareholders, directors, officers, agents, representatives, successors and assigns.

m.“Intellectual Property Rights” means the entire right, title and interest under (i) all applicable worldwide intellectual property laws, including without limitation, patent, copyright and trademark laws, (ii) all other rights, privileges and priorities, including Related Rights; (iii) all rights to contest, protest, sue at law or in equity for any infringement, imitation, impairment, distortion, dilution or other unauthorized use or conduct in derogation of the Deliverables and Related Rights occurring at any time, including the right to receive all proceeds and damages therefrom; and (iv) any and all rights to obtain registrations, renewal of registrations or other legal protections pertaining to the Deliverables and Related Rights.

n.“Losses” means all actual and alleged damages, costs, expenses, fines, penalties, interest and legal/attorney fees, of whatever kind and nature claimed or incurred by a Party or a third-party, including, without limitation, those related to warranties, investigation, reworking, remediation, cover costs, royalty payments, litigation, alternative dispute resolution, appeals and/or settlement.

o.“Materials” means any materials, information, systems; software, code, tools and tooling, mechanisms; mask works; compositions of matter, processes, ideas, inventions, know-how, trade secrets, developments, discoveries and improvements, data, textual matter, forms, lists, photographs, illustrations, audio and/or video, compilations of data and other content, designs, specifications, schematics, work and process flows, plans, models, prototypes, methodologies, interfaces, “look and feel,” packaging, research, analyses, reports, procedures, techniques, and identifiers such as domain, business and/or product names, marks, logos, URL’s, user and account names, social media presences and the like.

p.“MSA” means this Agreement, Schedules, SOW(s), PO(s), CO(s), online materials and all documents and policies incorporated by reference.

q.“Open Source Materials” or “OSM” means Open Source Software (or Materials that meet the definition) as defined in the Product Cybersecurity Appendix (as amended) referenced in Section 11.g. of this Agreement.

r.“Related Rights” means common law rights, trade secret rights, design rights, industrial design rights, database rights, performer’s rights, rights of approval, moral rights, trade dress rights, rights of publicity, rights of privacy, rights against defamation and libel and right under the laws of unfair competition.

s.“Services” means all services, Work Product and Deliverables provided by SP and SP Personnel to GE under the MSA.

t.“SP Personnel” means all individuals and entities providing any Services under this Agreement, including, without limitation, SP’s subsidiaries, Affiliates, employees, agents, contractors, subcontractors and suppliers, as well anyone directly or indirectly employed by, retained by or acting on behalf of any of the foregoing.

u.“SP Pre-Existing Intellectual Property” means data, materials and information, as evidenced by SP’s written records, that is: (i) developed or otherwise owned by SP prior to the Effective Date or commencement of Services under this MSA, whichever is earlier; or (ii) developed independently by SP outside the scope of this MSA and not based on GE Confidential Information, GE Data, GE Materials, Work Product or other data, materials and information in which GE owns Intellectual Property Rights.

v.“Third Party Materials” or “3PM” means Materials the rights to which are owned in whole or in part by one or more third-party individuals or entities (and not by either Party or its Affiliates).

w.Underlying License” means any and all terms which are legally applicable to the use, disclosure, modification, incorporation, distribution (or other exercise of Intellectual Property Rights) in OSM or 3PM.

x.“Work Product” means any Deliverables that are not Third Party Materials, Open Source Materials, or SP Pre-Existing Intellectual Property and that are created by SP or SP Personnel for GE under the MSA.

2.PROVISION OF SERVICES.

a.Scope. This Agreement sets forth the terms under which SP and SP Affiliates (each as applicable, “SP” and “Party”) agree to provide GE and its Affiliates with agreed upon Services and

Deliverables. The scope of Services shall be agreed upon by the GE or its Affiliates (each as applicable, “GE” and “Party”) in an applicable SOW using the template in Schedule MS8 – Statement of Work, or PO and any attachments thereto, stating, at a minimum: (i) project objectives and specifications; (ii) Services; (iii) Deliverables (including Work Product); (iv) acceptance criteria; (v) responsibilities of each Party; (vi) timelines and deadlines; (vii) SP Pre-Existing Intellectual Property to be incorporated into the Deliverables or otherwise provided to GE; and (viii) Fees. Each SOW and PO shall be a separate agreement governed by and subject to this MSA. GE is not obligated in any way to provide or to guarantee SP with any exclusivity or a specific amount of services or an opportunity to work on GE projects.

b.Change Orders. Neither Party shall materially deviate from the terms of an SOW except under the terms of a Change Order (CO) (Schedule MS10) mutually agreed to in writing by both Parties (“Change Request”). If the Parties fail to agree (despite diligent and good faith negotiations) on the outcome of a Change Request, SP shall (at GE’s option) continue performing under the SOW without any changes, or cease performing under the SOW immediately upon receiving written notice of termination. Both Parties agree that all SOWs shall be governed by this MSA even if the applicable SOW has no clear reference to this MSA.

3.TERM.

The term of the MSA shall commence on the Effective Date and shall continue until the effective date of earlier termination or December 31, 2020, whichever is earlier. The term of the MSA may be extended in a written document signed by authorized representatives of both Parties. The initial term, together with any extension terms, shall be collectively referred to as the “Term.” The terms of this MSA shall continue to apply to any outstanding SOW until the SOW is completed, or terminated as set forth herein.

4.ACCEPTANCE OF SERVICES AND DELIVERABLES.

If upon review of the Services, GE, in its commercially reasonable discretion, determines that any part of the Services does not conform to mutually agreed upon acceptance criteria set forth in the applicable SOW, then SP, at its cost and expense, shall cure the nonconformity within [**] days or other duration agreed upon by GE. Acceptance by GE shall not constitute a waiver of any rights and remedies that may be available to GE under the MSA, law or equity, including for a breach of applicable warranties.

5.FEES AND EXPENSES.

a.General. The Services shall be provided at the agreed upon Fees without increase during the term of the applicable SOW or PO. All agreed upon expenses and costs will be billed at actual net cost to GE without markup. GE shall not be billed or liable for any costs or expenses other than those stated, described and expressly authorized by GE in the applicable SOW. SP shall be solely responsible for the its costs of doing business, including, procuring any permits, licenses, equipment, software and other tools needed by SP in the ordinary course of business for the performance of the Services.

b.Invoicing and Payment Terms. GE has a strict “NO PO - NO PAY Policy.” SP shall not commence performance of any Services under this MSA or applicable SOW until SP has received a PO from GE referencing this MSA and the applicable SOW. No GE financial obligation shall arise absent a PO. Any invoice without a valid PO will be rejected. Except as otherwise set forth in the applicable SOW or PO, SP shall invoice GE within [**] days of completion and delivery of the applicable Services and Deliverables. Invoices shall clearly indicate the Services, expenses and costs for which GE is being charged, and will provide adequate detail and itemization to allow GE to reconcile invoices with Services received. All authorized T&L expenses shall be separately itemized and supported by receipts. Any invoice that is received more than [**] days after the due date shall be deemed invalid and not payable by GE. Unless prohibited by applicable law, undisputed Fees, costs and expenses shall be payable by GE, as applicable: (i) within [**] days from the date a correct invoice is received and approved by GE; or (ii) per the Batched Payments and Accelerated Payment Terms in Schedule MS5, if SP is participating in one or both programs. GE shall have the right to set off amounts owed by SP to GE or a GE Affiliate against any amounts payable to SP under this MSA.

c.Billing Dispute. If GE disputes any fee, expense, or other charge, GE will provide SP with notice of such dispute within [**] days of receipt of the applicable invoice. Any properly submitted and correct invoice not disputed in accordance with this section shall be considered approved. GE and SP will use good faith efforts to resolve in an expedient manner. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this MSA. SP will provide GE with copies of all supporting documentation relating to the dispute within [**] days after GE has provided written notification to SP. Such amount (or such amount as may be ultimately determined to be correct) shall not be due until [**] days after the dispute is resolved but in no event earlier than the original invoice due date. Notwithstanding anything contained herein, GE shall have no obligation to pay a disputed amount until resolution of the dispute.

6. CONFIDENTIALITY OBLIGATIONS.

a.Obligations. Each Party agrees to not disclose or use the other Party’s Confidential Information except as permitted in this MSA and applicable SOW. Any other disclosure or use shall require the prior written approval of an authorized representative of the other Party. Each Party will ensure that its personnel that need to access the Confidential Information under a SOW will abide by the confidentiality obligations herein and such access will be limited to Confidential Information necessary for such Personnel to provide Services. Each Party shall protect the other Party’s Confidential Information against unauthorized use or disclosure using at least those measures that it takes to protect its own Confidential Information of a similar nature, but no less than a high degree of reasonable care. For certain engagement that are identified by GE in the applicable SOW as strategic, if GE requires that specifically identified SP Personnel who are subcontractors or suppliers of SP to execute additional documents to protect GE’s Confidential Information, SP shall promptly execute and shall cause said SP Personnel to execute the same. Should SP already render or wish to render services to a third-party that directly or indirectly competes with GE, then SP shall establish appropriate firewalls and security measures to protect GE Confidential Information, GE Data and GE Materials. Upon GE’s request, SP shall provide GE with a written description of its practices to protect, secure and isolate GE Confidential Information, GE Data and GE Materials and shall work in good faith to implement any additional measures as may be requested by GE. Neither Party will disclose the existence or terms of any part of the MSA without the other Party’s prior written consent, provided however, GE may disclose the same in connection with divestitures and acquisitions as set forth in Section 30.

b.Exceptions. Confidential Information shall not include information that, using documentary evidence can be shown: (a) to have been rightfully in the receiving Party’s possession from a source other than disclosing Party prior to the time of disclosure of said information by the disclosing Party (the “Time of Receipt”); (b) to have been in the public domain prior to the Time of Receipt; (c) to have become part of the public domain after the Time of Receipt by any means other than an unauthorized act or omission on the part of the receiving Party; (d) to be independently developed by the receiving Party prior to the Time of Receipt.

c.Procedure in case of Disclosure. In the event of any unauthorized use, disclosure or loss of any Confidential Information, the receiving Party shall promptly, at its own expense: (i) notify the disclosing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the disclosing Party to minimize the violation or the damage resulting there from; and (iii) cooperate in all reasonable respects with the disclosing Party to minimize the violation and any damage resulting there from.

d.Compelled Disclosures. If, in the reasonable opinion of receiving Party’s counsel, any of the Confidential Information is required to be disclosed pursuant to law, regulation, or court order, to the extent legally permissible, receiving Party will give disclosing Party prompt, written notice, in order to allow disclosing Party to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this section, receiving Party will furnish only that portion of the Confidential Information which receiving Party is advised by counsel as being legally required and will notify disclosing Party in writing of the Confidential Information disclosed.

e.Post-MSA Obligations. Upon expiration or any termination of this Agreement, completion of SP’s obligations under the MSA or each SOW or upon request of disclosing Party at any time, receiving Party shall return or destroy, as disclosing Party may direct, all documentation in any medium that contains or refers to the Confidential Information, and retain no copies; provided however, each Party may retain a single copy for the duration as reasonably required to meet its legal and compliance obligations. Upon GE’s request, an authorized officer of SP shall provide written certification of SP’s compliance with the foregoing obligations. Further, as applicable, for any hardware or equipment on which GE's Confidential Information was stored or processed, SP shall dispose of the hardware and equipment through a methodology consistent with best practices as defined by the National Institute of Standards Technology (NIST), including, without limitation, NIST Guidelines for Media Sanitization. The obligations of confidentiality and non-use with respect to any Confidential Information of GE shall survive in perpetuity.

f.Third-Party Confidential Information. SP will not disclose to GE or use in the performance of the Services, any information which is confidential or proprietary to a third party or the trade secret of a third party without first obtaining the written consent of such third party and GE.

7.NON-CIRCUMVENTION.

SP acknowledges that, during the performance of Services related to certain limited and strategic projects that are specifically identified as strategic to SP by GE, SP may be introduced to GE Contacts and may have an opportunity to develop a relationship with GE Contacts. SP agrees that during the Term and for a period of [**] years thereafter, whether terminated by SP or GE, SP will not enter into an arrangement that Circumvents GE with respect to any Contacts on a project that is identical or similar to the strategic project without the prior written consent of an authorized officer of GE .

8.NON-HIRE.

Except as otherwise set forth in the applicable Function Specific Schedule (FS), and subject to applicable laws, during the Term of this MSA and any SOW and for [**] months after its expiration or termination for any reason, the Parties shall not, without a written waiver by the other Party of its rights under this Section, hire for employment any employee of the other Party who: (a) is classified by the other Party as exempt from overtime eligibility under applicable wage and hour laws; and (b) has been directly involved in the Services under this MSA within the previous [**] months. It shall not be a breach of this MSA for a Party to solicit the employment of the other Party’s employee if it does not result in a hire, or if hired prior to permission being obtained, the other Party does not object in writing within [**] days, or if an offer of employment is withdrawn and the other Party fully reinstates the employee.

9.PRE-EXISTING INTELLECTUAL PROPERTY OF SP.

GE will not acquire ownership of any SP Pre-existing Intellectual Property. SP shall not incorporate any SP Pre-existing Intellectual Property into the Deliverables without the prior written consent of GE and without specifically disclosing it in the applicable SOW. SP hereby grants to GE, a non-exclusive, irrevocable, transferable, royalty-free, worldwide license to use, modify and prepare derivative works of any SP Pre-existing Intellectual Property (including the right to sublicense or assign) to the extent that such license is required to enable GE to make use of the Services under the relevant SOW and so long as such SP Pre-existing Intellectual Property remains embedded in the Deliverables and is not exploited commercially independent of the Deliverables. To the extent any portion of the SP Pre-existing Intellectual Property is not SP’s original work, SP hereby represents and warrants that SP has obtained permission from the original owner of such third party content to use all or a portion of such third party content, and that SP has the right to grant to GE such non-exclusive license in and to such third party content.

10.OWNERSHIP.

a. GE Ownership. GE shall be the sole and exclusive owner of all right, title and interest in the GE Data, GE Confidential Information and GE Materials and all Intellectual Property Rights therein. SP acknowledges that all trademarks, logos, service marks or trade names of GE and its Affiliates, whether or not registered, are valuable and have attained a high degree of goodwill throughout the world. SP agrees that it shall not, without prior written consent of GE (or the applicable GE Affiliate) in each instance; (a) use in advertising, publicity or otherwise, the name or logo of GE or any GE Affiliate, or of any officer or employee of GE or GE Affiliates, nor any trade name, trademark, logo or simulation thereof owned by GE or any GE Affiliate; or (b) represent directly or indirectly that any product or service provided by SP has been approved or endorsed by GE or any GE Affiliate. Nothing contained in this MSA grants SP any express or implied rights or licenses with respect to GE Data, GE Confidential Information or GE Materials other than for performance of SP’s obligations under the applicable SOW.

b.Third Party Materials, Open Source Materials. Without first disclosing to GE in the SOW and receiving GE’s prior written approval, SP shall not provide any Deliverable to GE which uses or incorporates Open Source Materials or Third Party Materials (or depends in any way upon OSM or 3PM) unless: (a) SP cooperates and complies with GE’s security and proprietary rights assessments concerning OSM and 3PM; (b) SP validly holds and is in compliance with all Underlying Licenses necessary to use or incorporate the OSM or 3PM as specified in the SOW; and (c) SP agrees, upon GE’s request, to allow GE (or an approved third party inspector paid for by SP) to examine any Deliverable for OSM or 3PM, and provides GE with any related necessary assistance. If any 3PM incorporated into a Deliverable is not commercially available as a separate product offering, SP agrees to obtain for GE an Underlying License conveying a non-exclusive, royalty-free, perpetual, irrevocable, worldwide, fully paid-up, sublicenseable (through all tiers) right which allows GE and its authorized designees to use the 3PM as incorporated, at no additional charge to GE. SP shall be responsible at its sole expense for remediating any technical or legal issues experienced by GE in connection with the use or incorporation of OSM or 3PM (including, but not limited to removing any OSM or 3PM incorporated without GE approval; re-performing Services or Deliverables; reimbursing GE for losses, costs and other direct damages related to the OSM or 3PM; and/or undertaking the fulfillment of obligations that might be imposed on GE by any applicable OSM or 3PM Underlying Licenses, or resolving conflicts among them). SP further agrees that the GE may perform a code scan of any software contained in any Work Product prior to acceptance to ensure that no Open Source Materials have been included in such Deliverable without the prior approval from GE in writing.

c.GE Rights. Subject to Third Party Materials, Open Source Materials and SP Pre-existing Intellectual Property license rights disclosed by SP and approved by GE in writing, all Work Product and all Intellectual Property Rights therein shall be the sole and exclusive property of GE. GE shall have the sole and exclusive right to use or not use the Services and Deliverables, and to use, reproduce, reuse, modify, crop, alter, edit or change the Work Product, as it sees fit and for any purpose. GE shall have the right to transfer or assign any and all rights hereunder to any third-party, in its sole discretion.

d.Work Made for Hire. At GE’s written request, SP will execute, or cause to have executed, by SP Personnel, such documents and take such other actions, as GE deems necessary or appropriate, to obtain, record or enforce Intellectual Property Rights or assignments thereof in GE’s name, as applicable, covering the Work Product. To the extent the Work Product is copyrightable (including, without limitation, computer programs, source code, object code and supporting documentation), it will be deemed a Work Made for Hire or alternatively a Specially Commissioned Work under the Copyright Act of 1976 and will become and remain the sole and exclusive property of GE and assignable by GE. If any Work Product may not be a Work Made for Hire, SP agrees to assign and does hereby assign or will cause to have assigned all right, title and interest, including, Intellectual Property Rights in such Work Product to GE. SP shall cause the SP Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such SP Personnel may now or hereafter have in any jurisdiction to so-called "moral rights" or rights of droit moral with respect to the Services. If for any reason, SP is unable to or does not sign and/or deliver such documentation with respect to the Work Product within [**] days of GE’s escalation to SP’s General Counsel or other senior officer of SP, any officer of GE is hereby irrevocably appointed and authorized as attorney-in-fact for SP to sign and deliver such documentation, it being agreed that this authorization and appointment is a right coupled with an interest.

e.Residual Knowledge. Except to the extent where an SP is specifically retained to develop ideas, concepts, know-how or techniques as Work Product under the terms of the applicable SOW, each Party is free to use any generalized ideas, concepts, know-how, or techniques that are developed or provided by the other or jointly by both Parties during the Term, so long as it does not use the Confidential Information of the other Party. Subject to the restrictions set forth in the MSA, SP and GE are free to enter into similar agreements with third parties, and to develop and provide to such third parties materials or services that are the same as or similar to those provided under this MSA.

11.REPRESENTATIONS, WARRANTIES AND COVENANTS OF SP.

SP represents, warrants and covenants that each of SP and SP Personnel:

a. General Warranty. (i) Is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (ii) it has, and throughout the Term and any additional periods during which it does or is required to perform the Services will retain, the full right, power and authority to enter into this MSA and perform its obligations hereunder; (iii) the execution of this MSA by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action and when executed and delivered to GE, this MSA will constitute the legal, valid and binding obligation of SP and SP Personnel, enforceable against them in accordance with its terms; and (iv) is not a Party to any contract or arrangement with any third party or subject to any threatened or actual administrative or legal claim or proceeding which prohibits, inhibits or adversely affects the performance of the Services or obligations under the MSA;

b.Performance Warranty. Shall perform and provide the Services:

(i) in material compliance with the MSA; provided, however, for business process outsourcing services, the warranty shall be as set forth in the applicable service levels, and with respect to all other services, such warranty shall be for a period of [**] days (or other agreed upon duration in the applicable SOW) from acceptance by GE as set forth in Section 4. The warranty in this subsection shall run to GE, its successors, assigns, and the users of Deliverables and Services covered by the SOW. If any Deliverables or Services are found to be defective during that warranty period then, in addition to other rights and remedies that GE may have by law, contract or at equity, GE at its option and sole discretion and at SP’s expense may: (x.) reject and return such Deliverables or Services; (y.) require SP to remove, ship and reinstall/reperform nonconforming Deliverables and Services with Deliverables and/or Services that conform to all the requirements of the MSA and the applicable SOW (and SP shall do so in a timely manner); and/or (z.) take such actions as may be required to cure all defects and/or bring the Deliverables and Services into conformity with all the requirements of the MSA and the applicable SOW, in which event all costs and expenses including material, labor and handling costs and charges (inclusive of any required re-performance), incurred by GE shall be for SP’s account. Any repaired or replaced part, or re-performed Services shall carry warranties on the same terms as set forth above, with the warranty period being the later of the original unexpired warranty or [**] months after repair or replacement. To the extent SP is not the manufacturer of any goods or components or Deliverables sold or transferred hereunder SP agrees to transfer to GE, or otherwise give the benefit to GE, of any warranties or indemnities that may be provided by the manufacturer of such goods and/or components and/or Deliverables and shall enforce the same for GE at SP’s sole cost and expense;

(ii) (a) without violating, infringing or misappropriating any rights of third-parties, including without limitation, Intellectual Property Rights, proprietary, contractual or Related Rights; (b) with a guarantee that GE’s use of the Services or Deliverables or the exercise of any rights and licenses provided hereunder shall not violate, infringe or misappropriate any rights of third-parties, including without limitation, Intellectual Property Rights, proprietary, contractual or Related Rights;

(iii) free from any security interest, lien or other encumbrance; and

(iv) free of any defects (latent or patent) in material, design or workmanship;

c. Operational Warranty. Shall devote the resources necessary to meet their obligations under the MSA, shall provide periodic status reports if requested by GE or per the applicable SOW, and all Services shall be performed in a timely, professional and workmanlike manner in conformity with the best industry standards applicable to the Services using personnel with the requisite skill, experience and qualifications.

d. Recommendations. Is a recognized expert in the field of Services who shall be responsible for its recommendations, including those related to the use of Third Party Materials and Open Source

Materials, products or services that are provided by SP as a requirement (without any other options) for the use of the Deliverables and Services;

e. Originality. Subject to Third Party Materials and SP Pre-existing Intellectual Property license rights approved by GE in writing, all Work Product shall be new and original;

f. Compliance with Law. Shall perform, deliver and maintain the Services, regardless of the location: (i) in accordance with all applicable laws, rules and regulations of any governmental authority, agency, securities exchange or other self-regulatory organization of which it is a member or by which its activities are governed or regulated; (ii) in accordance with any other applicable legal or other limitation or restriction; and (iii) in compliance with its charter and by-laws or other constituent documents, and not in contravention or breach of its obligations to or agreements with any third-party.

g. Compliance with GE Policies. Shall comply with, and shall replace any SP Personnel who fail to comply with, all applicable GE policies, procedures, licenses and governance matters including, without limitation, (i) GE’s safety, security, drug use and drug testing policies; (ii) applicable licenses, policies, procedures, governance matters if SP or SP Personnel are provided access to GE or GE- contracted facilities, premises, systems, content, software or equipment; and (iii) The policies located at www.gesupplier.com/html/GEPolicies.htm, including, the GE Integrity Guide and as applicable, Supplier Travel and Expense Policy, GE Privacy and Data Protection Appendix (PDP), European Union Standard Data Privacy Clauses, Protected Health Information Agreement, Product Cybersecurity Appendix, GE Background Checking Guidelines and US Government Flowdown Provisions (if identified in the applicable SOW)/GE Power & Water Government Acquisition of Commercial Items Appendix (if identified in the applicable SOW). (To the extent SP is unable to comply with any material amendments thereto due to a substantial increase in SP's costs or obligations under the MSA, within fifteen (15) days of notice of said amendments, SP shall provide GE with written notification of its inability to do so and said notification shall specifically identify the amendments to which such inability applies. Without limitation, the Parties mutually acknowledge that failure to comply with this Section shall be deemed a material breach incapable of cure.);

h. Background Checks. Shall, to the extent permissible by applicable law, perform background checks using an authorized background checking agency as set out in Schedule MS4 -Personnel Background Check Requirements (BC) prior to (a) stationing any SP Personnel to perform Services at any GE location, facility or work site (for purpose of clarity, “stationing” shall not include periodic attendance or visits to such locations, facilities or work sites); (b) granting access to GE networks (such as having a GE issued single sign-on account) to SP Personnel to provide the Services; (c) assigning SP Personnel to duties that are directly related to the safe operation or security of a GE facility or piece of equipment and which, if not performed properly, could cause a serious environmental, health or safety hazard to employees or the general public; or (iv) assigning SP Personnel to a GE worksite that is designated in its entirety as “security sensitive,” even though the work responsibilities, if performed in another context, would not be security sensitive; and after securing appropriate written authorization from its SP Personnel.

i. Taxes. Shall be responsible for all taxes applicable to its income from the Services, and for including any sales, use, value-added or similar taxes applicable to the Services as a line item on the pertinent invoice (identifying the type and amount thereof) as well as for tracking and paying the taxes collected from GE to the appropriate governmental authority;

j. Licenses and Assets for Performance. Shall, at no additional cost to GE, obtain and keep in full force and effect any assets, licenses, visas, certifications, permits, clearances or registrations necessary to provide the Services in the ordinary course of business;

k. Third Party and Open Source Materials. Shall not incorporate any Third Party Materials and Open Source Materials into the Services until all required clearances within GE have been obtained;

l. Litigation Support. Shall ensure that the Services are capable of audit trails and record hold requests and it can implement such trails and hold requests promptly and in a manner that will meet GE’s litigation and regulatory obligations as they arise;

m.Migration. Have the knowledge, experience, technology and plans to sufficiently locate, isolate and extract GE Confidential Information and GE Materials, should GE desire bring the same back in-house or migrate to a different vendor;

n. Disabling Devices. Shall deliver and maintain the Services free from all Disabling Devices.

12.INFRINGEMENT OF INTELLECTUAL PROPERTY

If the Services become or in GE’s opinion are likely to become the subject of an infringement or misappropriation claim, SP shall, at SP’s sole cost and expense, in addition to its indemnification obligations, at GE’s discretion, either (i) procure for GE the right to continue using the Services or SP Pre- existing Intellectual Property, (ii) replace or modify the Services or SP Pre-existing Intellectual Property in a manner acceptable to GE to make them non-infringing or without misappropriation, provided that any such replacement or modification shall not materially degrade the performance or quality of the affected Services or Pre-existing Intellectual Property, or disrupt GE’s business operations; or (iii) refund all or part of the Fees and costs for the applicable Services.

13.INDEMNIFICATION

a.SP Duty. To the fullest extent permitted by law, SP shall, at its own expense, defend, indemnify, release, and hold the GE Indemnitees harmless against all Losses related to third-party claims, to the extent directly or indirectly, arising from, related to, or out of: (i.) any act or omission of SP or SP Personnel, constituting negligence, recklessness, or intentional or willful misconduct, (ii) breach of any term, representations, warranties or covenants of the MSA or any part thereof by SP or SP Personnel; (iii.) any assertion or allegation that the Services or use thereof by GE as intended or agreed upon by the Parties in the applicable SOW constitute violations, misappropriation or infringement of any Intellectual Property Rights; (iv.) injury to person (including death) or damage to property caused by SP or SP Personnel; and (v.) taxes or other liability related to the employment or engagement or the termination of employment or engagement of SP Personnel. SP shall extend the benefit to GE of all applicable third- party indemnities that are provided to SP in connection with the Services.

b.GE Duty. To the fullest extent permitted by law, GE shall, at its own expense, defend, indemnify, release, and hold SP Indemnitees harmless against all Losses related to third party claims to the extent arising from or related to (i.) any assertion or allegation that SP’s use of any GE Confidential Information violates the Intellectual Property Rights of said third-party; (ii) injury to person (including death) or damage to property caused by a GE employee; and (iii) breach by GE of applicable laws.

c.Exceptions to Intellectual Property Infringement. The indemnifying Party shall not be responsible for a violation or infringement of Intellectual Property Rights of a third-party to the extent caused directly by: (i) an unauthorized modification or enhancement or misuse of the subject intellectual property by the indemnified party and such violation or infringement would not have arisen but for such modification, enhancement or misuse; (ii) failure by the indemnified party to use new or corrected versions of the subject intellectual property (provided and implemented at no additional cost to the indemnified party) after written notification to do so and the violation or infringement would not have occurred but for such failure; or (iii) the combination or integration of the subject intellectual property with products or information not furnished or otherwise authorized by the indemnifying property and the violation or infringement would not have occurred but for such combination or integration.

d.Procedure. The indemnified party shall have the right, but not the obligation, at its expense, to participate in the defense of any such claim through counsel of its own choosing. If the indemnifying Party and/or its retained counsel fail to promptly provide such defense, or, having commenced such defense, fail to diligently proceed with such defense, in the indemnified Party’s discretion, the indemnified party shall have the right to assume the defense of any such matter through legal counsel of its own choosing. In such case, the indemnifying Party shall remain liable for all of the indemnified party’s Losses incurred in conjunction therewith, including all legal fees and expenses the indemnified party incurs to enforce its indemnity rights. The indemnifying Party shall not enter into any settlement agreement or otherwise agree to the entry of any order or judgment that requires the indemnified Party to take any specific action, admit liability or pay any sum of money out of its own resources without the prior written approval of an authorized representative of the indemnified party.

14.DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

a. Disclaimer of Warranties. NEITHER PARTY PROVIDES ANY WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT.

b. Disclaimer of Special Damages. NEITHER PARTY SHALL BE LIABLE UNDER THE MSA TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE

c. Limitation of Liability. EACH PARTY’S LIABILITY TO THE OTHER PARTY RELATING TO THE SERVICES PROVIDED UNDER A SOW SHALL NOT EXCEED TWO (2) TIMES THE AMOUNT PAYABLE BY GE WITH RESPECT TO THAT APPLICABLE SOW.

d. Exclusions. The Disclaimer of Special Damages in Section 14(b) and Limitation of Liability in Section 14 (c) shall not apply to any Losses arising from or related to: (i) either Party’ gross negligence, intentional misconduct, including fraud, or willful misconduct; (ii) either Party’s obligation to indemnify the other Party per Section 13 or a breach of either Party’s indemnification obligations or any infringement or misappropriation by SP or SP Personnel of any Intellectual Property Rights of GE or GE Affiliate; (iii) any intentional or willful breach of the MSA by SP or SP Personnel; (iv) any personal injury, bodily injury, death or property damage caused by SP or SP Personnel; (v) breach of confidentiality obligations by SP or SP Personnel; (vi) any taxes, filing fees, fines, penalties and related charges imposed on or alleged against GE due SP’s or SP Personnel’s acts or omissions in violation of this MSA; (vii) any warranties pertaining to product, equipment, Deliverables, Work Product or Services provided under the MSA; or (viii) any matters that cannot be limited due to applicable laws or regulations.

15.Insurance.

SP shall, and shall cause SP Personnel, to secure and maintain, in full force and effect throughout the Term and for a period of [**] years from the termination or expiration of the applicable SOW (whichever is longer), insurance coverage in types and amounts (at a minimum Commercial General Liability, Worker’s Compensation, Commercial Automobile Liability, Errors and Omissions/Professional Liability) appropriate to the conduct of SP's business and sufficient to support SP's indemnification obligations hereunder, but no less than as required in SCHEDULE MS3 - Required SP and SP Personnel Insurance Coverage. In no event shall the coverage or limits of any insurance maintained by SP under this section or the lack or unavailability of any other insurance, limit or diminish in any way SP’s obligations or liability to GE under this Agreement, law or equity. Any acceptance of insurance certificates by GE shall not limit or relieve SP of the duties and responsibilities assumed by SP under the MSA.

16.Business Audit.

a. GE Right to Audit. GE through its authorized employees, representatives, agents, and partners, upon giving notice to SP (as reasonable under the circumstances), will have the right to inspect and/or audit, at GE’s discretion, all facilities, equipment, procedures, and practices employed by SP in conducting the Services and to examine and audit all records, files, notebooks, relevant operating procedures and processes, and data relating to the Services performed or provided, in order to assure and confirm SP's compliance with the MSA, including all applicable GE policies and applicable law. Any significant non-compliance issues identified during such inspection and/or audit will be communicated to SP. SP will provide a corrective action plan in writing to GE within [**] days (or mutually agreed upon longer period) of such communication, unless GE determines that a shorter period is necessary due to the nature of non-compliance. If, in the sole discretion of GE, the non-compliance is not remediable or resolution cannot be reached within a reasonable period of time following such request, GE, in its sole discretion, may terminate the MSA and/or any or all SOWs as a material breach of this Agreement. The foregoing rights shall be effective during the Term and for a period of [**] years following the expiration or termination of the MSA or an applicable SOW (whichever is later). Except where SP is alleged to be in breach of the MSA, including, without limitation, breach of security and confidentiality requirements or applicable law, the audit rights shall not be exercised more than [**] month period. Except to the extent reasonably necessary for GE to enforce its rights and remedies under the MSA, the audit shall be conducted in compliance with SP’s reasonable security and confidentiality requirements.

b. SP Responsibilities. SP shall continuously monitor its facilities, equipment, SP Personnel and procedures and practices employed by SP in performing the Services, including, without limitation, the effectiveness of SP and SP Personnel’s security (physical and IT). Additionally, SP shall be responsible for ensuring consistency of its operations, including proactive monitoring and mitigation of all vulnerabilities across all of its sites. Using an independent third-party reasonably acceptable to GE and at SP’s sole cost and expense, SP shall conduct audits and risk and vulnerability assessments against the requirements of policies and procedures referenced in this MSA or made known to SP, no less frequently than every [**] months. The reports of such audits and assessments shall include, at a minimum, the scope of the audit and/or assessment and any vulnerabilities/issues/findings/concerns/recommendations in so far as they impact GE. SP shall provide to GE all reports of such periodic audits and assessments. Such reports will be treated as SP Confidential Information. SP shall remediate within [**] days any items rated as high, critical or severe (or similar rating indicating similar risk) in such reports and shall remediate all other issues within a commercially reasonable time. If, in the sole discretion of GE, the non-compliance is not remediable or resolution cannot be reached within a reasonable period of time, GE, in its sole discretion, may terminate the MSA and/or any or all SOWs as a material breach of this Agreement.

17.Financial Audit Rights

During the Term and for [**] years after (or the length of time as may be required by applicable law, ordinance or regulation, whichever period is longer), SP shall maintain complete and accurate books and records, in accordance with generally accepted accounting and document retention principles, regarding its business operations relevant to the calculation of Fees and SP and SP Personnel’s compliance with this MSA. Upon GE’s request, SP shall make such books and records, and appropriate SP Personnel, available during normal business hours for inspection and audit by GE or an independent accounting firm, provided that GE shall: (a) give SP prior notice (reasonable under the circumstances) of any audit; (b) undertake an audit no more than once per calendar year except for good cause shown; and (c) conduct or cause to be conducted such audit in a manner designed to minimize disruption of SP’s normal business operations. GE may take copies and abstracts of materials audited [provided that such material is deemed Confidential Information of SP]. In case of any discrepancy, SP shall immediately, pay GE the amount of any overpayment revealed by the audit. Additionally, if an audit reveals an overbilling or over-reporting of [**] percent ([**]%) or more, then SP shall reimburse GE for the cost of the audit.

18.Business Continuity Planning

If GE, in its sole discretion, identifies SP as a critical supplier in an applicable SOW, SP shall, at no additional cost to GE, comply with the requirements of Schedule MS7- Business Continuity Planning.

19.Export Controls.

The Parties acknowledge that certain materials to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States, EU member states, EU and other countries. Neither Party will export or re-export any such items, information, or any direct product thereof or undertake any transaction in violation of any such laws or regulations. SP agrees that all persons performing Services, or otherwise working with controlled United States technology, will be in compliance with the Export Administration Regulations (15 C.F.R. 730 et seq.) and that SP will obtain any required export license for SP Personnel prior to assigning such personnel to the Services.

20.Local Implementation Agreement

a. LIA. Where it appears necessary to accommodate specific regional or national circumstances, in particular to differences in local mandatory laws and regulations or to local business requirements of GE, a GE Affiliate or SP, the Parties may enter into a local implementation agreement ("LIA") for the purchase of Services in a particular country using the template form set out in Schedule MS6 -Local Implementation Agreement Template. Each such LIA shall: (i) form a separate agreement between the relevant parties to it governing the provision of Services to the GE Affiliate in or in respect of the relevant country or market; (ii) incorporate as if set out in full therein the then current version of this Agreement; (iii) set out any exceptions and/or additional terms and conditions in a LIA deemed appropriate by the relevant parties to such LIA in consideration of their respective organizational or operational needs and/or processes or to apply local mandatory laws; and (iv) be read such that references in this Agreement to “GE” shall be deemed to be references to the GE Affiliate contracting entity of such LIA.

b. Requirements. A LIA shall not take effect under this MSA unless each of the following requirements is met: (i) the LIA references this MSA as being a LIA placed under it; (ii) the LIA is signed by an authorized GE (or GE Affiliate, as applicable) signatory and by an authorized SP signatory; and (iii) at the date the LIA is signed by both applicable parties to the LIA, this MSA has not expired or been terminated. For governance reasons, each LIA shall have to be countersigned by a GE Global Commodity Leader.

c. Exceptions. Any exceptions expressly agreed upon in writing by a GE Affiliate and SP, pursuant to a particular LIA shall apply only for purposes of that LIA and only between the parties thereto, and shall not be deemed to in any way amend, modify, cancel, or waive the provisions of this MSA or any other LIA or SOW. To the extent the parties desire to amend or modify a particular term in a SOW, the parties shall specifically reference the applicable section of the SOW. Any such modification or amendment shall be limited to that particular SOW and only to such matter and section. In no event shall the applicable GE Affiliate and SP use the LIA to override substantive terms of this MSA unless required by local mandatory laws and regulations to be changed.

21.Independent Contractor

The relationship of the Parties under this MSA is that of independent contractors. Nothing contained in the MSA is intended or is to be construed so as to constitute the Parties as partners, joint venturers, or one Party as an agent or employee of the other Party. Neither Party has any express or implied right under this Agreement or any SOW to assume or create any obligation on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party, and no conduct of a Party will be deemed to infer such right. To the extent SP engages the services of any individual or entity to support the Services under any SOW, SP is responsible for compliance with all applicable employment or tax laws.

22.Assignment and Subcontracting

SP shall not assign the MSA or any part thereof to any third party without GE’s prior written consent (which is in its sole discretion to grant or withhold). Any permitted assignment will not relieve SP of responsibility for the performance of any obligation. Additionally, SP shall not subcontract, delegate or outsource any right, duty or obligations under the MSA to any third party without GE’s prior written consent (which is in GE’s sole discretion to grant or withhold). If any such subcontracting, delegation or outsourcing is permitted, such consent by GE shall be limited to the specific project, time period, or other parameters, for or on which such consent was provided and GE shall have no direct responsibility for payment of any kind to such SP Personnel and no liability for amounts owing by SP to such SP Personnel. SP will remain jointly and severally responsible and liable for the acts or omissions of SP Personnel as if such acts or omission had been performed directly by SP. GE may freely assign this MSA to any GE Affiliate without the consent of SP.

23.Notices.

Any notices required or permitted under this Agreement will be in writing, will refer specifically to this Agreement, and will be sent by recognized national or international overnight courier, confirmed facsimile transmission (provided that duplicative copy is provided via confirmed electronic mail, registered mail or certified mail), confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the address as set forth herein. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

24. Termination

a. Termination for Convenience. GE may terminate this MSA and/or any SOW (or any part thereof) for convenience by giving to SP thirty (30) days’ written notice of its intention to terminate.

b. Termination for Cause. Either Party may terminate the MSA and/or any SOW (or any part thereof) for cause immediately by written notice to the other Party (the “Defaulting Party”), if the Defaulting Party: (a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within [**] days or other agreed upon period after receipt of written notice of such breach provided the Defaulting Party has commenced cure in good faith; (b) becomes insolvent or has an encumbrancer take possession or a receiver or examiner appointed over any of its property or assets; (c) makes any voluntary arrangement with its creditors or becomes subject to an administration order; (d) goes into liquidation (except for the purposes of restructuring or other reorganization and in such manner that the company resulting from the reorganization effectively agrees to be bound by or to assume the obligations imposed on that other Party under this Agreement); (e) suffers any distress, execution or other process to be levied or enforced on any of its property and is not paid out withdrawn or discharged within 21 days; (f) ceases or threatens to cease to carry on business; or (g) suffers any material adverse change that impacts its ability to perform under the MSA. Additionally, GE may terminate the MSA and/or SOW immediately for cause if: (u) there is a change in Control of SP, including, without limitation, a change in Control involving any entity that directly or indirectly competes with GE and/or its Affiliates; provided however, SP shall provide written notice to GE in accordance with Section 23 of any change in Control within [**] days of effective date thereof and GE shall have one hundred and eighty (180) days from the receipt of the properly delivered notice to terminate the MSA and/or SOW as permitted under this Section; or (v) if SP or SP Personnel violate any applicable anti-corruption laws, rules, regulations and conventions.

c. Survival. Expiration or termination of the MSA and/or any SOW shall not relieve SP from the provisions which by their express terms of nature extend beyond expiration or termination, including but not limited to Sections 1, 4-19, 22, and 24-31 hereof, which shall remain binding upon the Parties until expressly released by the GE in writing. Upon termination, GE shall be entitled to receive all completed and uncompleted Deliverables which SP and SP Personnel have made or developed hereunder up to the termination date.

d.Post-Termination Obligations. The provisions of the MSA shall continue to govern all outstanding, but non-terminated SOWs and during the Transition Period in Section 25. Except in case of Termination for Cause by GE involving breaches by SP or SP Personnel of Sections 6, 11.b., 11.f., 11.g., 11.j., and 11.m., upon expiration or termination of the MSA and/or SOW (or any part thereof), GE shall pay SP those undisputed and unpaid Fees due under the applicable SOW for Services provided to and accepted by GE prior to the effective date of termination. The foregoing shall be the sole and exclusive remedy of SP in connection with any termination or expiration. Unless otherwise set forth in the applicable termination notice, any termination of this MSA or applicable SOW by a GE Affiliate shall be effective only with respect to the terminating GE Affiliate and shall not affect any other GE Affiliate. Any advance payments made by GE or a GE Affiliate to SP which are in excess of amounts due to SP as of the effective date of termination or expiration shall be refunded to GE within thirty (30) days of said effective date of termination or expiration, together with all GE Materials in the possession or control of SP or SP Personnel.

25.Transition Assistance.

On GE’s request at any time, or the termination or expiration of the MSA or an applicable SOW, SP shall, and shall cause SP Personnel to: (a) return GE Data in a platform-agnostic format; and (b) destroy or return, as instructed by GE, all remaining GE Confidential Information and GE Materials on the systems of SP and SP Personnel. In connection with any termination or expiration of the MSA and/or any SOW, for a period of [**] days (or mutually agreed upon longer period) from the effective date of termination or expiration, SP shall provide to GE, such information and transition assistance or that GE reasonably requests to allow the applicable Services to continue without interruption or adverse effect on GE and to facilitate the smooth and orderly transfer of those Services to GE or its designee, as applicable. In case of Termination for Cause by GE involving breaches by SP or SP Personnel of Sections 6, 11.b., 11.f., 11.g., 11.j., and 11.m., all such assistance shall be provided at SP’s sole cost and expense. In all other cases, the Parties shall enter into an SOW with respect to such transition services, provided however, SP shall provide all transition services at the same rates, terms and conditions in effect at the time of termination or expiration. SP shall fully cooperate with GE and any replacement provider by promptly providing requested information and committing necessary resources to ensure that the quality of Services is maintained at levels set forth in the applicable SOW and to ensure a seamless transition of Services.

26.Severability.

If any provision, right or remedy provided for herein is held to be unenforceable or inoperative by a court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected thereby.

27.Waiver.

No waiver will be implied from conduct or failure to enforce rights. No provisions of this Agreement or any Statement of Work will be deemed waived by either Party unless such waiver is in writing and signed by the authorized representative of the other Party. Waiver by a Party of any default by the other Party of any provision of this Agreement or SOW will not be deemed a waiver of any subsequent or other default.

28.Order of Precedence

To the extent any business terms and conditions of this MSA conflict with those of any SOW, this MSA will control unless the SOW expressly and specifically states an intent to supersede the MSA on a specific matter by specific reference to the applicable section in the MSA (but then only with respect to a particular SOW and with respect only to such matter and section). Notwithstanding the foregoing, the Parties agree that this Agreement shall supersede any conflicting, different or additional legal terms in a SOW, including, without limitation, indemnification, limitation of liability, confidentiality, and representations, warranties and covenants. To the extent, SP desires to modify any legal terms in this Agreement, SP shall request a written amendment to the MSA, which shall be agreed or withheld by GE, in its sole discretion. The pre-printed terms appearing on either Party’s PO’s and invoices shall be deemed without effect and superseded by this MSA. If any of either Party’s systems require any user to “click through”online terms when accessing or using the Services, such terms shall be deemed without effect and superseded by this MSA.

29.Additional Parties.

SP agrees that the Services and Deliverables provided under this MSA (including any SOWs issued hereunder) may be used by GE for itself, and at no additional expense to GE, for the benefit of any GE Affiliate. Any GE Affiliate, worldwide, which uses the Services and/or Deliverables, whether the right to use passes directly to that entity or not, shall be entitled to all of the rights and interests of GE under this Agreement and may enforce this MSA in its own name. Each GE Affiliate shall be provided the benefit of this MSA and to any discounts, rebates or other advantageous financial arrangements provided to the other GE Affiliates and may enter into SOWs directly with SP. If a GE Affiliate enters into an SOW with SP under this MSA, then all references to GE and Party in this Agreement will be deemed to be reference to that GE Affiliate in its individual capacity. Each individual GE Affiliate will be solely responsible for its own obligations and performance under this MSA and SP will look solely to such GE Affiliate with respect to rights and remedies under this MSA. All obligations of each GE Affiliate under the MSA will be several and not joint; in no event will any GE Affiliate be liable for the obligations or performance of any other GE Affiliate. In the event an SOW is terminated at the request of GE, the Parties will mutually resolve any issues from such termination pursuant to Section 31.e. of the MSA.

30.Divestitures and Acquisitions.

Any GE Affiliate divested by GE as an ongoing concern or otherwise, for a period of [**] months following the effective date of divestiture, may continue to: (a) benefit under the terms of this MSA and/or applicable SOW, as well as, (b) issue SOWs under the MSA. Any entity or business acquired by GE or a GE Affiliate may utilize the terms of this MSA for any of their SOWs with SP. The Parties understand and agree that any entity that was divested by GE as of the Effective Date of this MSA shall have the right to continue to rely on and exercise all rights and remedies in the manner and for the duration set forth in the agreements between GE and SP that were in place prior to the Effective Date of this MSA, which shall continue in full force and effect for purposes thereof.

31.Miscellaneous.

a. Additional Duties. As GE may request, and/or as may be set forth in a SOW, SP will submit written reports on the progress of the Services. SP will not present or publish, or submit for publication, any work resulting from the Services without GE’s prior written approval.

b. Effect of SP or SP Personnel Bankruptcy. All rights and licenses granted by SP under this MSA shall be deemed to be rights and licenses to "intellectual property," and the subject matter of this agreement, including the Services, is and shall be deemed to be "embodiment[s]" of "intellectual property" for purposes of and as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the "Code") (11 U.S.C. § 365(n) (2010)). GE shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement (including all executory SSAs and SLAs). Without limiting the generality of the foregoing, if SP or its estate becomes subject to any bankruptcy or similar proceeding: (a) subject to GE’s rights of election, all rights and licenses granted to GE under this Agreement will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by SP’s rejection of this Agreement; (b) GE shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property, and the same, if not already in GE’s possession, shall be promptly delivered to GE, unless SP elects to and does in fact continue to perform all of its obligations under this Agreement; and (c) if there is an escrow agreement between the Parties, the automatic stay under Section 362 of the Code (11 U.S.C. § 362 (2011)) shall not apply to any instructions from GE to the escrow agent relating to the escrow deposit materials; provided however, GE shall be responsible for fees charged by the escrow agent related to the maintenance of such escrow deposits.

c. Integration. This Agreement includes all attached exhibits and SOWs, all of which are herein incorporated by reference. This MSA contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous agreements and undertakings with respect thereto. This MSA may be modified only by written agreement signed by the Parties. Notwithstanding the foregoing, the Parties understand and agree that any existing European Union Standard Data Privacy Clauses executed by SP prior to the Effective Date shall continue in full force and effect during the Term until and unless SP executes a new set of said Clauses.

d. Governing Law. This MSA and each SOW will be construed, governed, and interpreted in accordance with the laws of the state of New York, excluding its conflicts of law provisions. The United Nations Convention on the International Sale of Goods shall not apply to this MSA.

e. Dispute Resolution.

i. Mediation and Arbitration. Except with respect to any request for preliminary injunctive relief or other interim or conservatory measures of protection or those circumstances described in subparagraph (ii) below, in the event of any dispute, controversy or claim arising out of or relating to this MSA, including any question regarding its existence, validity, interpretation, breach, violation or termination (a “Dispute”), the Parties shall first refer the Dispute to proceedings under The Mediation Rules of the International Chamber of Commerce. If the dispute has not been settled pursuant to said Rules of Mediation within [**] days following the filing of a Request for Mediation or within such other period that the Parties may agree in writing or which may be shortened due to the appointment of an emergency arbitrator, such dispute shall thereafter be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce. The seat of arbitration shall be New York, New York. Where the claim amount is less than US $[**], the tribunal shall consist of a sole arbitrator. Where the claim amount is $[**] or greater, the tribunal shall consist of three arbitrators, with the claimant and the respondent each nominating a single arbitrator respectively, and the two party- nominated arbitrators within [**] days of the last of their appointments, appointing the third arbitrator, who shall be the chairman of the tribunal. The language of the arbitration shall be English. The prevailing Party shall be entitled to recover, in addition to its damages, its reasonable attorneys’ fees and expenses, expert witness fees and expenses and its internal legal, administrative and management costs incurred in connection therewith. The Parties hereby waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.

ii. Litigation. Notwithstanding the foregoing, GE is authorized to institute proceedings in the federal and state courts of the County of New York, State of New York, at any time, if commencement of litigation is deemed appropriate by GE (a) to avoid the expiration of a statute of limitations period, (b) to preserve a superior position with respect to other creditors; (c) because GE makes a good faith determination that a breach of the MSA (or actual or threatened violation of its rights) by SP or SP Personnel is imminent (or has already occurred), such that a temporary restraining order or other preliminary injunctive relief is necessary; or (d) with regard to the determination of intellectual property rights in connection with any of the Services or Deliverables. Litigation authorized under this section shall include the right to seek, in addition to damages, court costs and fees of attorneys and other professionals.

iii. Continuing Obligation. SP agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this MSA or the applicable SOW.

f. Injunctive Relief. Each Party acknowledges that a breach of Sections 6-8, 10-19, 22 and 25 hereof may cause the other Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non- breaching Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity.

g. Force Majeure. The Parties hereto shall be excused from non-performance to the extent arising from any event beyond that Party’s control which the affected Party could not have been prevented or avoided by the exercise of all due diligence including but not limited to, labor disturbance, war, terrorist action, fire, adverse weather, and national emergencies. The time for any performance required hereunder shall be extended by the delay incurred as a result of such act of force majeure, and each Party shall act with diligence to correct such force majeure. Except as otherwise set forth above, no Force Majeure event shall relieve SP of its other contractual obligations, including those related to disaster recovery, ownership, confidentiality, security, and indemnification. Notwithstanding anything to the contrary contained herein, such force majeure eventsdo not include any event that are within SP’s reasonable control and that the SP could have prevented or avoided by the exercise of all due diligence, including, but not limited to (i) shutdowns, disruptions, malfunctions, labor disturbances, fire, accidents, breakdown of or damage to equipment or facilities other than as a result of or on a general and widespread bases that are not limited to SP; and (ii) the delay or failure of any SP Personnel to perform any obligation unless such delay or failure to perform is itself by reason of a force majeure event.

h. Jurisdiction and Venue. Any legal suit, action or proceeding for injunctive relief or to enforce an arbitration award shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in County of New York. Each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

i.Counterparts. This MSA and all SOWs issued thereunder may be executed in any number of counterparts by the Parties hereto and delivered in-person or by facsimile or email, each of which, when so executed and delivered, shall be deemed an original, but such counterparts shall constitute but one and the same Agreement or SOW, as the case may be. Facsimiles and scanned images of original signatures are considered valid as original signatures. This MSA and any applicable SOW may be executed using electronic signatures. In addition, images of the original of this Agreement and/or any SOW with original or electronic signatures may be stored electronically. The Parties intend that electronic copies or images reproduced from the electronically stored original of this MSA and/or any SOW shall be valid as an original.

[END OF DOCUMENT]

SCHEDULE MS2

GE Privacy and Data Protection Appendix

By executing the MSA, SP and SP Personnel agree to the GE Privacy and Data Protection Appendix located at http://www.gesupplier.com/html/GEPolicies.htm. This Appendix may change from time to time. Please check the Appendix periodically for updates.

SCHEDULE MS3

REQUIRED SP AND SP PERSONNEL INSURANCE COVERAGE (INS)

1.0.Insurance Policy.

1.1 Carriers. SP, and each subcontractor of SP performing under this MSA, shall obtain and keep in force for the benefit of SP the following insurance to be issued by insurance carriers with a minimum A.M. Best’s rating of A-: VII, or S&P A, or better, or the equivalent in those jurisdictions that do not recognize such rating classification, and licensed to provide insurance in the jurisdiction in which work is to be performed, with minimum limits as set forth below:

1.1.1Worker’s Compensation; Employer’s Liability. Statutory Workers’ Compensation and or Employer’s Liability as required by state or country law.

1.1.2. Commercial General Liability. Commercial General Liability (also referred to as civil or public liability insurance outside of the US) including, Product and Completed Operations Liability (maintained in effect for a period of at least [**] years after the date of final payment); including contractual liability and deletion of the Care, Custody, Control and Insured vs. Insured exclusions. The following minimum limits for Bodily/Personal Injury and Property Damage and be written on an occurrence basis: $[**] per occurrence, $[**] general aggregate, $[**] product completed operations.

1.1.3. Business Automobile Liability. Business Automobile Liability covering all vehicles (owned, non-owned, hired, etc.) used in connection with the Services, covering Bodily Injury and Property Damage with a minimum limit of $[**] combined single limit per accident.

1.1.4. Professional Errors and Omissions. Professional Errors and Omissions (also known as Professional Indemnity outside the USA) covering the activities of SP, with coverage limits of not less than [**] Dollars per claim or per occurrence/[**] Dollars aggregate ($[**]). Policy may be placed either on an “occurrence” basis or on a “claims made” basis, with full prior acts coverage for claims arising out of services rendered from the initial commencement of Services through the end of the MSA. Continuity of coverage must be maintained for, [**] years after the completion of the Services. If SP will have access to GE’s IT systems or GE Data, coverage must also include loss of, mishandling of data containing private or confidential information of GE or others for which GE is responsible; and failure to prevent unauthorized access to, or use of, GE’s systems or data.

1.1.5. Crime Insurance. If SP will have access to GE’s funds or accounts, Crime Insurance (also known as Employee Dishonesty insurance/ Fidelity Bond) in an amount of not less than $[**] covering all SP Personnel and Subcontractors and including a Client’s interest endorsement or Insuring Agreement specifying that coverage extends to GE’s property in the event of any theft of GE money or property, or money or property of others for which GE is responsible. Verification that GE has been included as a Joint Loss payee under the policy must be provided upon request by GE.

1.1.6. Property. If the SP either has GE property in its care, custody or control or is reliant upon its property in connection with the provision of Services and/or Deliverables, Property insurance on an All- Risk, Replacement Cost basis. If property includes that of the GE, policy must name GE as Loss Payee, as its interests may appear.

1.1.7. Environmental. If the scope of Services involves the potential for an environmental release, Environmental Impairment (also known as Pollution) Liability with a limit of not less than $[**] per occurrence covering on-site and off-site bodily injury and property damage, including clean-up cost as a result of pollution conditions arising from the SP’s operations, including completed operations. If coverage is provided on a claims-made form, the retroactive date must precede the effective date of this agreement and provide for continuity in cover for [**] after the completion of the Services.

1.1.8. The amount of coverage specified herein may be satisfied with combined limits together with umbrella/excess liability policies which follow form and drop down to apply as primary insurance in the event an underlying policy is exhausted.

2.0Additional Insureds.

GE, GE Affiliates, and their respective directors, officers, agents and employees shall be named as additional insureds under the Commercial General Liability and Automobile Liability policies of insurance set forth in subsections 1.1.2 and 1.1.3, for any and all purposes arising out of or connected to the MSA. SP shall secure endorsements to this effect from all insurers of such policies.

3.0.Insurance to be Primary.

It is the intent of the Parties that all insurance purchased by SP in compliance with this MSA that provides Additional Insured status, will be primary to any other insurance owned, secured, or in place by GE, which insurance shall not be called upon by SP’s insurer to contribute in any way. SP shall secure endorsements to this effect from all insurers of such policies.

4.0.Verification of Coverage.

5.

Upon execution of this MSA, SP shall furnish GE with certificates of insurance reflecting the coverage required by this clause. For the duration of the MSA and any mutually agreed upon extended period of time, SP shall provide GE with Certificates of Insurance prior to each subsequent renewal of the evidenced insurance outlined above.

5.0.Policy Change or Termination.

6.

SP shall ensure that the policies shall not be canceled, terminated or altered so that coverage is reduced below that which is required in this MSA without [**] days prior written notice to GE.

6.0.Waiver of Right of Subrogation.

7.

SP hereby waives any right of recovery against GE and its insurers for any loss or damage that is covered by any insurance policy maintained or required to be maintained with respect to the Services. SP shall inform all its insurers of policies required by this MSA about this waiver of subrogation, and shall secure from the insurers amendments to the policies recognizing and providing for the waiver.

7.0.Subcontractor’s Insurance.

8.

SP shall be responsible to ensure that any and all subcontractors hired on behalf of SP or have procured Workers’ Compensation Insurance, Commercial General Liability Insurance and Commercial Automobile Liability Insurance for losses arising out of the performance of their work in amounts as stated above. SP shall obtain a certificate of insurance from each subcontractor’s insurance company, agent or broker authorized by that insurer to bind coverage on its behalf showing that the above insurance is in force. The certificate of Insurance shall include insurer, policy numbers, dates of expiration and limits of liability, and further providing that the insurance will not be canceled or changed until the expiration of at least [**] days after written notice of the cancellation or change has been mailed to and received by SP and GE.

8.0.Separate Duty.

9.

In no event shall the coverage or limits of any insurance maintained by SP or SP Personnel under this section or the lack or unavailability of any other insurance, limit or diminish in any way SP’s obligations or liability to GE under this Agreement, law or equity. Any acceptance of insurance certificates by GE shall not limit or relieve SP or SP Personnel of the duties and responsibilities assumed by SP under the MSA.

SCHEDULE MS4

Personnel Background Check Requirements (BC)

By executing the MSA, SP and SP Personnel agree to the GE Background Checking Guidelines located at http://www.gesupplier.com/html/GEPolicies.htm. These requirements may change from time to time. Please check periodically for updates.

Schedule MS5

Batched Payments and Accelerated Payment Terms

(a)

Batched Payments. Unless prohibited by law, GE or the applicable GE Affiliate may choose to group all invoices that have not been discounted and that have Net Dates ranging from the sixteenth day of one month to the fifteenth day of the next month, and initiate payment for all such invoices on the third day of the second month or if that day is not a business day, then on the next business day (the “Monthly Batch Payment Date”), with the result that some invoices will be paid earlier than their Net Dates and some invoices will be paid later than their Net Dates. Alternatively, unless prohibited by law, GE or the applicable GE Affiliate may choose to group and pay on a quarterly basis all invoices that have not been discounted as follows: (i) invoices with Net Dates ranging from the sixteenth day of February to the fifteenth day of May will be grouped and GE or the applicable GE Affiliate will initiate payment on the third day of April or if that day is not a business day, then on the next business day; (ii) invoices with Net Dates ranging from the sixteenth day of May to the fifteenth day of August will be grouped and Buyer will initiate payment on the third day of July or if that day is not a business day, then on the next business day; (iii) invoices with Net Dates ranging from the sixteenth day of August to the fifteenth day of November will be grouped and GE or the applicable GE Affiliate will initiate payment on the third day of October or if that day is not a business day, then on the next business day; and (iv) invoices with Net Dates ranging from the sixteenth day of November to the fifteenth day of February will be grouped and GE or the applicable GE Affiliate will initiate payment on the third day of January or if that day is not a business day, then on the next business day (each such payment date being referred to as the “Quarterly Batch Payment Date”), with the result that some invoices will be paid earlier than their Net Dates and some invoices will be paid later than their Net Dates.

(b)

Accelerated Payment Program. The Accelerated Payment Program is administered by GE Capital US Holdings, Inc. (“GECC”). If SP is enrolled in the Accelerated Payment Program, the agreed upon early payment discount of the gross invoice price per the TPS Agreement (the “Daily Discount Rate”) will be taken for each day payment is initiated before the Net Date. If the Net Date falls on a weekend or holiday, the Net Date will be moved to the next business day and an early payment discount will be taken for each day payment is initiated before that date. Alternatively, a flat early payment discount (the “Flat Discount”) may be taken for initiating payment on a date certain prior to the Net Date (the “Flat Discount Date”). The Flat Discount will be calculated by applying the Daily Discount Rate to the number of days between the Flat Discount Date and the Net Date. If the Flat Discount Date falls on a weekend or a holiday, payment will be initiated on the next business day net of the Flat Discount. Each early payment discount will be rounded to the nearest one hundredth of a percent.

(c)

Indexing. The Daily Discount Rate is based in part on the 3 Month Libor Rate (defined below) in effect on the last business day of the month preceding the day when the first early payment discount is taken to settle an invoice (the “Base Libor Rate”). If the 3 Month Libor Rate in effect on the last business day of any month (the “Current Libor Rate”) differs from the Base Libor Rate, the Daily Discount Rate may be adjusted on the last business day of such month to reflect the difference between the Base Libor Rate and the Current Libor Rate. If the Daily Discount Rate is adjusted, the adjusted Daily Discount Rate will be applied to all invoices posted for payment after that date. The “3 Month Libor Rate” will be the three month Libor rate published in the “Money Rates” section of The Wall Street Journal as the “London interbank offered rate, or Libor three month” (or, if not so published, as published in another nationally recognized publication) on the last business day of each month.

(d)

Title Transfer. If GE or the applicable GE Affiliate takes an early payment discount to settle an invoice, SP confirms that: (1) GE or the GE Affiliate has assigned its right, title and interest in the related Services to GECC and an interest in such Services will pass directly to GECC in accordance with the terms of this Agreement; (2) once an interest in such Services has passed to GECC, GECC will immediately and directly transfer such interest to GE or the GE Affiliate; and (3) all of SP’s obligations under this Agreement, including SP's representations and warranties, will extend to and benefit GE or the GE Affiliate as if such interest passed directly to GE or the GE Affiliate.

SCHEDULE MS6

LOCAL IMPLEMENTATION AGREEMENT (LIA)

This Local Implementation Agreement (“LIA”) for [INSERT COUNTRY] ("Country") is executed as of [INSERT EFFECTIVE DATE] by and between [INSERT SP], a legally registered company incorporated under the laws of [INSERT COUNTRY] and maintaining an office at [INSERT ADDRESS] (“SP”), and [INSERT NAME OF APPLICABLE GE AFFILIATE], a legally registered company incorporated under the laws of [INSERT COUNTRY] and maintaining an office at [INSERT ADDRESS] (“GE”). For purposes of this LIA, SP and GE may be referred collectively as “Local Parties” or individually as a “Local Party.” In consideration of the mutual covenants and terms and conditions set out below, the Local Parties agree as follows:

1. GENERAL TERMS. This LIA incorporates the terms of the Purchase Agreement, with an effective date of [INSERT DATE], by and between [INSERT SP] and [INSERT GENERAL ELECTRIC COMPANY OR THE NAME OF THE APPLICABLE GE CONTRACTING ENTITY] (the “Agreement”), and all other attachments and documents incorporated by reference to this LIA (including all applicable Order Forms and SOWs). Capitalized terms used but not defined in this LIA shall have the meaning ascribed to them in the Agreement.

2. TERM. The initial term of this LIA shall commence on the Effective Date and shall continue until such date as this LIA may be terminated or expires in accordance with the terms of the Agreement.

3.ADDITIONAL OR MODIFIED TERMS. To override any terms or conditions of the Agreement, the Local Parties must expressly override the terms or conditions of the Agreement with reference to the specific section number(s) of the Agreement to be overridden by the LIA, in which case the conflicting provisions of the LIA shall prevail but only with respect to the LIA. The Local Parties agree to supplement and/or modify the Agreement as follows solely for purposes of this LIA (and corresponding Order Forms and SOWs to this LIA) to the extent necessary to comply with local law or with local custom, practices or commercial climate:

<<DRAFTING NOTE: Use this space to identify modifications to the Agreement for operational and legal purposes>>

4. APPLICABLE LAW. This LIA (and any non-contractual obligations arising out of or in connection with it) shall be construed and enforced in accordance with, and governed by, the substantive laws of [INSERT APPLICABLE COUNTRY LAW] (including but not limited to application of any real property or landlord and tenant law, and data protection regulations) (“Mandatory Law”), which Mandatory Law shall apply and prevail over the choice of the laws of the State of New York to the fullest extent required by Mandatory Law, without regard to the conflict of laws principles thereof, and all actions arising out of or relating to this LIA (whether arising out of or in connection with contractual or non-contractual obligations) must be brought in the courts of [INSERT APPLICABLE COUNTRY]. English language shall be the applicable language and translation of this LIA unless otherwise mutually agreed to by the Local Parties or required by Mandatory Law.

IN WITNESS WHEREOF, the Local Parties hereto have caused this LIA to be executed as of the Effective

Date of this LIA.

[GE]	[SP]
By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:
Address for notices:	Address for notices:

Phone:	Phone:
Fax:	Fax:
Email:	Email:

SCHEDULE MS7

BUSINESS CONTINUITY PLANNING REQUIREMENTS

1. If GE, in its sole discretion, identifies SP as a critical supplier, SP will prepare, maintain and provide, at no additional cost to GE, a Business Continuity Plan (“BCP”) satisfactory to GE and designed to ensure that SP can continue to provide the Services in accordance with this Agreement and each SOW therein in the event of a disaster or other BCP-triggering event (as such events are defined in the applicable BCP). SP’s BCP will, at a minimum, provide for (a) the retention, rotation, and retrieval of data and files; (b) obtaining resources necessary for recovery, (c) appropriate continuity plans to maintain adequate levels of staffing required to provide the Services during a disruptive event; (d) procedures to activate an immediate, orderly response to emergency situations; (e) procedures to address potential disruptions to SP’s supply chain; (f) a defined escalation process for notification of GE in the event of a BCP-triggering event; and (g) training for key SP Personnel who are responsible for monitoring and maintaining SP’s continuity plans and records.

2. SP will maintain the BCP, update it no less than [**] per year and test it at least [**]. Upon GE request, SP will provide GE an executive summary of the plan updates, a summary of test results, and a report of corrective actions to be taken to remedy deficiencies identified as a result of the test, including timetables for new corrective actions and the status of corrective actions previously identified.

3. Upon request, with reasonable advance notice and conducted in such a manner not to unduly interfere with SP’s operations, SP will give GE and its designated agents access to designated representative(s) with detailed functional knowledge of SP’s BCP and relevant subject matter. Subject to confidentiality obligations under this Agreement, information requested by GE arising from such meetings will be provided to GE within [**] days or as otherwise mutually agreed.

4. SP shall maintain a written Security Plan consistent with the Customs-Trade Partnership Against Terrorism (“C-TPAT”) program of U.S. Customs and Border Protection, the Authorized Economic Operator for Security program of the European Union (“EU AEO”) and similar World Customs Organization SAFE Framework of Standards (collectively, “SAFE Framework programs”) and implement appropriate procedures pursuant to such plan. Upon advance notice by GE to SP and during SP’s normal business hours, SP shall make its facility available for inspection by GE’s representative for the purpose of reviewing SP’s compliance with applicable SAFE Framework programs and with SP’s Security Plan. Each Party shall bear its own costs in relation to such inspection and review.

SCHEDULE MS8

STATEMENT OF WORK (SOW TEMPLATE)

FOR EVERY SECTION: (1) DELETE ALL OPTIONS WHICH ARE NOT APPLICABLE, AND THE GREEN OPTION TAGS. (2) FILL IN ALL YELLOW HIGHLIGHTED AREAS IN SECTION BODY TEXT AND CHOSEN OPTIONS. (3) DELETE ALL GRAY HELP BOXES (INCLUDING THIS ONE). (4) REMOVE ALL YELLOW HIGHLIGHTER FROM WHAT YOU ENTERED OR REPLACED. THERE SHOULD BE NO COLOR LEFT (EXCEPT TABLE HEADERS).

This Statement of Work (“SOW”) dated , 20__ (“SOW Effective Date”), is made by and between [GENERAL ELECTRIC AFFILIATE] [Insert correct legal name of GE Affiliate] (“GE”) and [SP ENTITY] (“SP”), pursuant to the Master Services Agreement (“MSA”) by and between General Electric International, Inc. and SP with an Effective Date of _________, 201_ , the terms of which are incorporated herein by reference. This SOW sets forth the details of the Services and/or Deliverables described herein. Capitalized terms not defined within this SOW shall have their defined meanings in the MSA. This SOW shall not become binding on GE until GE issues a PO for the total fees payable hereunder. GE shall promptly notify SP upon issuance of the PO.

☐ Check here if SP is a critical supplier for GE (If yes, Schedule MS7 is applicable).

☐ Check here if GE has consented to be a testing site (alpha, beta or otherwise)

☐ Check here if this is a strategic engagement for GE that requires SP subcontractors and suppliers to enter into agreements directly with GE to protect GE’s Confidential Information per Section 6 of the MSA and/or requires a non-circumvention requirement per Section 7 of the MSA.

The Parties agree that the MSA shall supersede any conflicting, different or additional legal terms in this SOW, including, without limitation, indemnification, limitation of liability, confidentiality, and representations, warranties and covenants. To the extent, SP desires to modify any legal terms in the MSA, SP shall request a written amendment to the MSA, which shall be agreed or withheld by GE, in its sole discretion.

A. EXECUTIVE SUMMARY. (Required)

1. Project purpose. Enter a summary of the business objective of the project.

2. CTQ business requirements. Identify any and all critical-to-quality (“CTQ”) business requirements.

B. SERVICES. (Required) SP shall perform the following Services under this SOW:

NOTE: Services are tasks (maintaining, providing, supporting, producing, monitoring, designing, developing,

installing, training, etc.) and should not be mistaken for the end products of Services, which are Deliverables. List all Services separately. Make sure that all in-scope, material aspects of the Services are separately identified in the list below in clear and descriptive terms. Avoid shorthand and undefined acronyms.

Item	Services Task – Name and Description (detail each Services task in a single box)
B1	Task 1 – name and description
B2	Task 2 – name and description
B3	Task 3 – name and description

C. DELIVERABLES THAT ARE WORK PRODUCT i.e. GE owned Deliverables. (Required)

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags. NOTE: Deliverables are end products (whether completed work product or deliverables, or interim work product or deliverables such as project plans and status reports). The MSA states that GE owns Deliverables that are Work Product. Deliverables may entirely consist of new Work Product. Deliverables may also include SP Preexisting Intellectual Property (Deliverables owned by Supplier), Open Source Materials, Third Party Materials). You must specifically identify any of these that apply, for each Deliverable, i.e. Work Product, SP Preexisting Intellectual Property, Open Source Materials and Third Party Materials .

<Option 1 NO DELIVERABLES (including Work Product)>There will be no Deliverables (including

Work Product) under this SOW.

<Option 2 WORK PRODUCT>SP shall provide the following Work Product (Deliverables owned by GE)

under this SOW:

Item	Work Product – Name and Description (detail each Work Product in a single box)
C1	Work Product 1 – name and description
C2	Work Product 2 – name and description
C3	Work Product 3 – name and description
C4	Work Product 4 – name and description

D. SP PREEXISTING INTELLECTUAL PROPERTY INCORPORATED INTO DELIVERABLES.

(Required)

CHOOSE Option 1, Option 2 or Option 3. DELETE the other option text and all option tags. For each item of incorporated SP Preexisting Intellectual Property in the list, IDENTIFY all Deliverables(s) the item affects.

<Option 1 NO DELIVERABLES>Not applicable; there will be no Deliverables under this SOW.

<Option 2 NO SP PREEXISTING INTELLECTUAL PROPERTY>None of the Deliverables will contain incorporated SP Preexisting Intellectual Property.

<Option 3 LIST OF SP PREEXISTING INTELLECTUAL PROPERTY>This is a comprehensive list of SP

SP Preexisting Intellectual Property incorporated into the Deliverables and duly licensed to GE under Section 9 of the Agreement and this SOW, ownership of which is being retained by SP. (The Parties shall update this list over the life of the SOW as Deliverables are added or changed.)

	Name and Description of Incorporated SP	To Which Deliverable? (Section C
Item	Preexisting Intellectual Property	Item #)
D1	SP Preexisting Intellectual Property 1 – name and description	Applies	to	Deliverable(s)	#:

D2	SP Preexisting Intellectual Property – name and description	Applies	to	Deliverable(s)	#:

D3	SP Preexisting Intellectual Property – name and description	Applies	to	Deliverable(s)	#:

E. OPEN SOURCE MATERIALS (OSM) / THIRD PARTY MATERIALS (3PM) INCORPORATED INTO DELIVERABLES. (Required)

CHOOSE Option 1, Option 2 or Option 3. DELETE the other option text and all option tags. For each item listed as incorporated OSM or 3PM: IDENTIFY type (OSM or 3PM), IDENTIFY ALL Deliverable(s) it affects, and IDENTIFY the applicable OSS or Third Party Materials license name. (For 3PM items, ATTACH license terms and IDENTIFY third party licensor company name.)

<Option 1 NO DELIVERABLES>Not applicable; there will be no Deliverables under this SOW.

<Option 2 NO OSM/3PM>None of the Deliverables will contain incorporated OSM or 3PM.

<Option 3 LIST OF OSM/3PM>This is a comprehensive list of OSM and/or 3PM incorporated into the

Deliverables as referenced in Section 10.b. of the Agreement and duly licensed to GE under this SOW, together with identification of the underlying license terms applicable to each item. (The Parties shall update this list over the life of the SOW as Deliverables are added or changed.)

Item	OSM / 3PM?	Item Short Name	Incorporated To Which Deliverable? (Section C Item #)	Name of Underlying License / Third Party (if 3PM, attach terms, and provide 3rd Party name)
E1	(enter)	Item 1 Name	In Deliverable(s) #: ________	Underlying License Name / 3 Party Name
E2	(enter)	Item 2 Name	In Deliverable(s) #: ________	Underlying License Name / 3 Party Name
E3	(enter)	Item 3 Name	In Deliverable(s) #: ________	Underlying License Name / 3 Party Name

F. PERFORMANCE SCHEDULE / TERM OF SOW. (Required)

CHOOSE Option 1, Option 2 or Option 3. DELETE the other option text and all option tags. The options are listed in descending order of GE preference.

<Option 1 MILESTONES>

Item	Services Milestone / Deliverable # (use Section C Item #)	Completion / Delivery Date
F1	Milestone: Milestone F1 Name & Description / Deliverable # _____	Enter Date
F2	Milestone: Milestone F2 Name & Description / Deliverable # _____	Enter Date
F3	Milestone: Milestone F3 Name & Description / Deliverable # _____	Enter Date

<Option 2 SINGLE COMPLETION DATE>All Services must be completed and accepted by GE by; __________ subject to GE’s rights and remedies under the MSA.

<Option 3 SET TERM>This SOW shall commence on the SOW Effective Date and, unless sooner terminated under the Agreement terms, shall remain in effect until.__________

G. FEES. (Required)

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags. The options are listed in descending order of GE preference.

<Option 1 FIXED FEE PROJECTS>SP shall provide the Services and deliver the Deliverables on a FIXED FEE basis. GE shall have no obligation under this SOW for payment of fees in excess of $__________, unless a higher amount is authorized by GE in writing.

<Option 2 T&M PROJECTS>SP shall provide the Services and Deliverables on a TIME & MATERIALS basis at the rates included in this Section. GE shall have no obligation under this SOW for payment of fees in excess of a total of $__________, unless a higher amount is authorized by GE in writing. In the event GE does not authorize a higher amount, SP is only required to provide Services equal to the number of hours that when multiplied by the applicable hourly rate would equal the total payment specified in this Section. [INCLUDE RATE SCHEDULE HERE]

Include Rebates and Pre-negotiated Rates

H. EXPENSES. (Required)

No Expenses Are Payable on Fixed Fee projects.

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags. The options are listed in descending order of GE preference.

<Option 1 NO EXPENSES AUTHORIZED>All expenses associated with SP’s performance of the Services and/or delivery of the Deliverables under this SOW are included in the SOW price.

<Option 2 EXPENSES AUTHORIZED>GE shall reimburse SP for the expenses identified below associated with performing the Services and/or delivering the Deliverables under this SOW. All expenses approved for reimbursement must comply with the GE T&L Policy found at http://www.gesupplier.com/html/GEPolicies.htm. Expenses over the amount of $__________ must be pre-approved by GE to be reimbursable. Identify the expenses expected under this SOW to be reimbursed by GE (do not include any expenses associated with the project which will not be reimbursed by GE) If there are set amounts for reimbursable expenses describe those here.

I.INVOICES. (Required)

CHOOSE Option 1A, Option 1B, Option 1C, or Option 2. DELETE the other option text and all option tags. The options are listed in descending order of GE preference.

<Option 1A FIXED FEE MONTHLY PAYMENTS>SP shall invoice GE monthly in arrears for this SOW, according to the following schedule: [INCLUDE SCHEDULE]

<Option 1B FIXED FEE MILESTONE PAYMENTS>SP shall invoice GE for this SOW upon GE’s acceptance of each milestone subject to GE’s rights and remedies under the MSA, according to the schedule in Section F of this SOW and the following payment table: [INCLUDE TABLE OF MILESTONE PAYMENTS - MUST SYNC WITH SECTION F TABLE]

<Option 1C FIXED FEE SINGLE PAYMENT>SP shall invoice GE for this SOW upon the completion of all Services and delivery of all Deliverables, and GE shall pay all undisputed amounts in accordance with the MSA.

<Option 2 T&M MONTHLY PAYMENTS>SP shall invoice GE for this SOW monthly in arrears; provided however, no invoices shall be submitted to GE, until GE’s Project Manager has approved the time spent.

J.PROJECT MANAGERS / KEY PERSONNEL OPTION. (Required)

J1. Project Managers. The following are the designated Project Managers (“PMs”) for the Parties:

GE Project Manager		SP Project Manager
GE PM:	[GE_CONTACT_TITLE]	SP PM:	[SUPP_CONTACT_TITLE]
GE PM Phone:	[GE_CONTACT_PHONE]	SP PM Phone:	[SUPP_CONTACT_PHONE]
GE PM Email: [	GE_CONTACT_EMAIL]	SP PM Email: [	SUPP_CONTACT_EMAIL]

J1-1. PM Duties. The PMs shall: (a) engage in all communications regarding the Services and/or

Deliverables; (b) arrange and attend any necessary meetings; (c) supervise and manage SP’s performance of Services and/or transfer of Deliverables; (d) ensure that each Party’s responsibilities have been met on a timely basis; and (e) jointly approve any changes to the Services and/or Deliverables to be made in response to Change Orders. Either Party may change its designated PM at any time upon written notice to the other Party’s PM.

J1-2. Project Reporting. At any time during the term of the SOW, GE may request status reports from SP’s PM, and SP’s PM shall promptly provide: (a) a list of outstanding SOWs; (b) the status of any uncompleted Services and/or Deliverables; (c) amounts or hours billed (and/or accrued but unbilled) for any period, for any SOW or in total; and/or (d) information about SP’s performance under the SOW.

J2. Key Personnel Option.

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags.

<Option 1 NO KEY PERSONNEL>Not applicable; there are no SP Personnel whose services are specifically required for this SOW.

<Option 2 KEY PERSONNEL REQUIRED>The Parties have agreed that the services of the following SP Personnel are specifically required in the performance of this SOW (“Key Personnel”), and that any changes to Key Personnel must be mutually agreed between the Parties and documented on a Change Request Form and incorporated as a modification to this SOW. Enter the names of all individuals who are Key Personnel and identify their role.

NOTE: SP shall not reassign or transfer the Project Manager or other Key Personnel without GE's prior written approval, and in any event a reassignment or transfer shall be made upon written notice to GE of not less than thirty (30) days. If SP must replace any Project Manager or Key Personnel for reasons beyond its control (resignation or serious illness or disability), SP shall furnish GE as much advance notice as possible under the circumstances. In the event of a need for replacement of any Project Manager or Key Personnel, SP shall furnish GE with the credentials of any proposed replacement, as reasonably required by GE. No replacement shall be made without GE's prior consent.

K.PREREQUISITES, ASSUMPTIONS AND RISKS. (Required)

The following project prerequisites, assumptions, dependencies and/or risks may impact SP’s performance of Services or delivery of Deliverables under this SOW: Identify and explain any and all prerequisites, assumptions, dependencies and/or risks applicable to this SOW (particularly those which impact SP’s ability to perform any Services or provide any Deliverables).

L. ACCEPTANCE CRITERIA. (Required)

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags. (If the Parties are including Section P, Option 1 or 2 may be necessary, as applicable.)

<Option 1 SIMPLE TESTING AND ACCEPTANCE LOOP> Notwithstanding anything in the MSA to the contrary, GE shall have__________ days from the date of each delivery by SP under this SOW (i.e., initial delivery, or any re-delivery after rejection and re-performance) to inspect and test each Deliverable and accept or reject it. GE’s failure to reject a Deliverable within this timeframe shall be deemed an acceptance of the Deliverable. All other terms of the MSA regarding inspection, testing and acceptance of Deliverables remain unchanged.

<Option 2 SPECIFIC ACCEPTANCE CRITERIA>The Specified Acceptance Criteria for the Services and/or Deliverables under this SOW are as follows: Enter the Specified Acceptance Criteria and acceptance terms agreed to by the Parties here.

M.SERVICE LEVELS. (Required)

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags. (If the Parties are including Section P, Option 2 or 3 may be necessary.)

<Option 1 NO SLA>Not applicable; there are no specified performance service levels for the Services and/or Deliverables under this SOW.

<Option 2 SLA>The service levels set forth in the applicable performance service level schedules that shall apply to the Services and/or Deliverables under this SOW.

N. LOCATION. (Required) SP shall perform the Services at the following location or locations: Enter a single location, or the list of locations. If multiple locations will be involved list each and the Services performed at each.

O. ADDITIONAL OBLIGATIONS. None, unless listed here: List any additional obligations of the Parties not already captured in the SOW; if none delete this yellow section.

DELETE the following Section P completely UNLESS the Parties specifically negotiate to apply liquidated damages to SP’s Services and/or Deliverables under this SOW. (Examples: GE receives a reduction in payments (or a refund or credit of amounts already paid), which could apply in cases such as SP’s late delivery, failure to meet specified acceptance criteria or a certification (e.g. ISO 9000), failure to provide continuous uninterrupted Services for a length of time or meet certain peak demands, etc.).

P.LIQUIDATED DAMAGES. (Required)

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags.

<Option 1 NO LIQUIDATED DAMAGES> Not applicable;

<Option 2 LIQUIDATED DAMAGES>

1. Liquidated Damages for Late Delivery. SP acknowledges that the above Performance Schedule above is critical and material to performance of this SOW and for the avoidance of substantial loss to GE, and that SP’s unexcused failure to meet the Performance Schedule without GE’s written consent may lead to the application of liquidated damages as specified in this Section. In the event that any performance is delayed beyond the Performance Schedule due to any causes not expressly excused by the terms of the MSA, SP shall pay to GE the following, as liquidated damages, and not as a penalty, a sum equal to Insert formula here – e.g. the following portion of the SOW total price for each full <choose week/day> of delay in delivery (up to a maximum of _______ % of the SOW total price): < _______% / $_______ > for the first_______ <choose weeks/days>, <_______ % / $_______ > for the following_______<choose weeks/days>, and <_______ % / $_______ > for all remaining <choose weeks/days> <choose percentage or flat amount; use flat amount if price is not definite when entering into SOW>.

2.Liquidated Damages for Failure to Perform. SP guarantees that the Services and/or Deliverables shall achieve the service levels in Section M (if any) and shall meet the Specified Acceptance Criteria in Section L (if any) and the MSA. If the Services and/or Deliverables fail to achieve the service levels and/or meet the acceptance criteria specified herein, SP shall be afforded a period by GE during which it can correct and adjust the Services and/or Deliverables (the “Correction Period”). If, when re-tested at the end of the Correction Period, the Services and/or Deliverables again fail to achieve the performance guarantees, SP shall pay to GE the following, as liquidated damages, and not as a penalty:

a sum equal to $_________.

3. No Waiver. The above liquidated damages are a genuine pre-estimate by the Parties of the losses which GE will suffer in the event of SP’s delay or failure to perform and are not a penalty. The payment of liquidated damages under this Section shall not relieve SP from its obligations to diligently complete the Services and/or Deliverables or from any other obligations and liabilities under the MSA or this SOW, and shall not constitute a waiver of any term of the MSA or SOW, or of any right of GE at law or in equity.

Q. TRADE PAYABLE SERVICES. (Required)

CHOOSE Option 1 or Option 2. DELETE the other option text and all option tags.

<Option 1 NO TRADE PAYABLE SERVICES> Not applicable;

<Option 2 TRADE PAYABLE SERVICES>The Parties have agreed that Trade Payable Services shall be applicable.

IN WITNESS WHEREOF, the Parties hereto have caused this SOW to be executed by their respective authorized representatives on the dates ascribed below to be effective as of the Effective Date of this SOW.

[GENERAL ELECTRIC ENTITY]	[SP ENTITY]
By:	By:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

SCHEDULE MS9

STEP-IN RIGHTS (Outsourcing/BPO)

Without prejudice to GE’s rights under the MSA and in law and equity, any GE or GE Affiliate Party to a SOW can first elect, by written notice to SP, to appoint a management team or a third party (subject to such third party entering into a confidentiality agreement with the SP on terms no less onerous than set out in this Agreement) to take over the Services or any part of the Services if:

a.

SP or SP Personnel is in material breach of a SOW applicable to outsourcing/BPO related Services including any Schedules or appendices thereto), or of the MSA, or any other event occurs which is likely to have a material adverse effect on GE or a GE Affiliate;

b.

a governmental body advises GE or GE Affiliate in writing to take a course of action, or otherwise confirms to SP that it requires that GE or GE Affiliate takes a course of action, with the effect that the exercise of GE or GE Affiliate’s step in right under this Schedule is necessary to achieve that course of action;

c.

a Force Majeure event or a disaster event occurs that affects SP’s ability to perform any of its material obligations under the MSA, including where SP has been unable or unwilling to implement its business continuity plan; or

d.	either Party has served a notice of termination in accordance with the terms and conditions of the SOW for any reason,

“Hereinafter the “Step In Right”).

Subject to the rights and remedies set forth in the MSA and any that GE or GE Affiliate may have in law and equity, GE and GE Affiliate shall be liable to pay its own costs incurred as a result of the exercise of the Step In Right while GE or GE Affiliate or any third party is providing any element of the Services, but the GE or GE Affiliate shall not be obliged to pay the SP for that element of the Services in relation to which it has exercised the Step In Right.

The GE and GE Affiliate rights under this Schedule shall cease on the earlier of the cessation or resolution of the event giving rise to the Step In Right.

SCHEDULE MS10

CHANGE ORDER TEMPLATE

The Parties agree that the MSA supersedes any conflicting, different or additional legal terms in this CO, including, without limitation, indemnification, limitation of liability, confidentiality, and representations, warranties and covenants. To the extent, SP desires to modify any legal terms in the MSA, SP shall request a written amendment to the MSA, which shall be agreed or withheld by GE, in its sole discretion. This template is for a change order to an SOW only.

CHANGE REQUEST / CHANGE ORDER

This Change Request is subject to the terms of the Agreement and SOW between the Parties referenced below. Any term used but not defined in this Form shall have the meaning given to it in the Agreement (or SOW, if applicable). The Party receiving the Change Request shall provide a written response to the Change Request on this Form (“Change Response”). Each Change Request and its Change Response, if accepted by both Parties, shall be deemed a “Change Order” modifying the SOW. Change Orders are for changes to the Specifications. A Change Order may not be used to modify the terms of the Agreement between the Parties.

MSA Effective Date:	For SOW #: SOW Effective Date:	This is Change Request #:
Requesting Party and Date.
Requesting Party: [ ] GE [ ] SP Project Manager:	Receiving Party: [__] GE [__] SP Project Manager:	Date Submitted:
Description of Change Request. (attach additional pages as required)
Change to: (choose one)	Description of Requested Change
☐ Development Material ☐ Deliverable ☐ Services Task ☐ Key Personnel
Impact Analysis. SP must fill out this section (whether making a Change Request to GE, or making a Change Response to a GE Change Request) (attach additional pages as required
Resource Impact:
Cost Impact:
Timing Impact:
Date Response Delivered:
Change Response. The Party receiving the Request hereby accepts or rejects the Change Request.
Receiving Party (check here and initial below) [ ] GE [__] SP:
_____Accepts the Change Request and desires to proceed with the change requested.
_____Rejects the Change Request and does not desire to proceed with the change requested and hereby terminates the request. Reason (optional):

Change Order. Upon signing the Change Request shall be deemed a Change Order, and: (a) shall become a part of the SOW to which it relates, as if initially entered into as part of the SOW, and (b) shall be incorporated into and governed by the terms of the MSA and SOW

Change Order Effective Date: . If no date specified, effective as of the date last signed below.
GENERAL ELECTRIC INTERNATIONAL, INC.	[SP_LEGAL_NAME]
By:	By:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

PROFESSIONAL IT SERVICES

Schedule FS2

This Schedule FS2 is entered into as of January 1, 2017 (“Schedule Effective Date”) by and between Genpact International, Inc (“SP”) with a principal place of business located at 42 Old Ridgebury Road, First Floor, Fairfield, CT 06431 and General Electric International, Inc., a Delaware corporation (“GE”) with a principal place of business located at 41 Farnsworth St., Boston, MA 02210. GE and SP are each referred to as “Party” and collectively as “Parties.”

WHEREAS, GE and SP are Parties to a certain Master Services Agreement dated January 1, 2017 (“MSA”);

WHEREAS, the Parties desire to append this Schedule FS2 to the MSA;

NOW, THEREFORE, in consideration of the good and valuable promises and premises set forth in the MSA and this Schedule FS2, the Parties agree as follows:

1. Interpretation.

This Schedule FS2 complements and supplements the MSA. As of the Schedule Effective Date, the MSA shall be construed to include this Schedule FS2. All provisions in the MSA not conflicting with this Schedule FS2 are hereby specifically affirmed. Capitalized terms not defined in this Schedule FS2 shall have the meanings ascribed to them in the MSA.

2. Interpretation.

The expectations and requirements in this Section shall apply generally to all Services and/or Deliverables provided by SP to GE during the Term unless GE and SP expressly agree otherwise in writing in an SOW (and then for purposes of that SOW only).

(a) Non-Third Party Application Development. It is GE’s strategy to utilize GE Predix Platform/Operating System for all Non-Third Party Application Development. As such SP will be required to adhere to this by presenting all proposals (RFP’s), Designs and Implementations for Non-Third Party Application Development with Predix based solutions.

(b) Predix Certification. Any Predix Solutions designed, developed or worked on by SP, must be done by Predix Certified personnel only. If SP is unable to comply with this Schedule, prior to the commencement of applicable Services, SP shall provide written notice to GE of such non-compliance. GE shall have the right, but not the obligation, to make exceptions on a case-by-case basis; provided any granted exception shall be limited to the SOW for which said exception was granted. GE shall have no obligation to pay for any non-compliant Services performed by SP for which an exception was not granted.

IN WITNESS WHEREOF, the Parties have caused the Schedule FS2 to be executed by their duly authorized representatives as of the Schedule Effective Date.

GENERAL ELECTRIC INTERNATIONAL, INC.	GENPACT INTERNATIONAL, INC
By: /s/ James P. Otis	By: /s/ Victor Guaglianone
Printed Name: James P Otis	Printed Name: Victor Guaglianone
Title: GO-S IT Professional Services Leader	Title: SVP
Date: December 14, 2016	Date: 12/22/16